Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Members
KW Residential, LLC:
We consent to the incorporation by reference in the Registration Statement No. 333-164928 on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 11, 2011, with respect to the consolidated balance sheet of KW Residential, LLC as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, members' equity, and cash flows for the year then ended, which report appears in the December 31, 2010 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG AZSA LLC
Tokyo, Japan
March 11, 2011